Exhibit 99.1


     Municipality of      [GRAPHIC OMITTED]        P.O. Box 196650
          Anchorage                                Anchorage, Alaska  99519-6650
                                                   Telephone: (907) 343-4431
                                                   Fax: (907) 343-4499
                                                   Email : www.muni.org

                                                   Mark Begich, Mayor

FOR IMMEDIATE RELEASE                          Contact: Leslie Ridle,
Feb. 8, 2008                                       343-7103
2008-13


                 ELECTRIC UTILITIES TO CONSIDER JOINT OPERATIONS
        Up to $200 Million in Efficiency Savings is Goal of 60-Day Review

A panel appointed to consider the possible merger of Southcentral Alaska's two largest utilities is recommending the utilities explore joint generation and operations between the two, which a consultant's report says could save ratepayers nearly $200 million.

The recommendation came Thursday evening during a meeting of the Municipal Light and Power/Chugach Electric Association Merger Study Advisory Panel, a seven-member group formed to consider joint generation and operations between the two utilities. The panel is chaired by Mayor Mark Begich and Chugach Board Chair Elizabeth Vazquez.

After reviewing a draft report issued by national utilities expert Ron Nichols of Navigant Consulting, Inc., and considering the public testimony that was provided at the public hearing, the panel adopted a motion recommending the management of Chugach and ML&P seek ways to implement the savings identified by the Navigant study and report back on their progress within 60 days.

"After 20 years and numerous efforts to make Southcentral's utilities more efficient, this is a real breakthrough which could save ratepayers some serious money," said Mayor Begich. "I have directed ML&P to fully cooperate in discussions with Chugach to look at every possible avenue of efficiencies."

"The Chugach Board firmly believes that it has the obligation to deliver more value to our ratepayer members. As such, we have been ready to pursue joint generation and joint operations with ML&P and other utilities. This follows the recommendation of the Blue Ribbon Panel to achieve more cost savings for our ratepayer members" said Chugach Board Chair Vazquez. "We are delighted the Panel has decided to proceed in this manner and are optimistic that we can achieve savings for our ratepayers."

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Utility merger release        2-2-2-2                                     2/8/08



Navigant delivered its Draft Phase I report to the Panel in November 2007. Since then, the public provided the panel a wide range of comments at a public hearing in late November. Navigant's report identified potential savings of almost $200 million as possible through either a merger of the utilities or by jointly working together in areas such as construction of future generating capacity and consolidation of utility functions that are presently duplicated at each utility.

A copy of the motion adopted by the Panel can be seen on the Municipality's website at http://www.muni.org/Mayor/mlpcea.cfm.


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